                                                                    Exhibit 99.1

                             Joint Filer Information

Name of Joint Filer:                      AIG Capital Corporation

Address of Joint Filer:                   c/o American International Group, Inc.
                                          175 Water Street
                                          New York, NY  10038

Relationship of Joint Filer to Issuer:    10% Owner

Issuer Name and Ticker or Trading Symbol: Springleaf Holdings, Inc. [LEAF]

Date of Earliest Transaction Required to
be Reported:
(Month/Day/Year):                         6/30/2014

Designated Filer:                         American International Group, Inc.